Exhibit (4.6)

Execution Version

KENNEDY LEWIS INVESTMENT MANAGEMENT LLC

March 11, 2026

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Re: Board Rights

Ladies and Gentlemen:

Reference is made to (i) that certain Amended and Restated Credit Agreement, dated as of June 30, 2023 (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of February 26, 2025, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of May 7, 2025, that certain Third Amendment to Amended and Restated Credit Agreement, dated as of November 3, 2025, that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of the date hereof and as further amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), by and among Eastman Kodak Company, a New Jersey corporation (“Company”), the other Loan Parties party thereto, the lenders from time to time party thereto (the “Lenders”) and Alter Domus (US) LLC, as administrative agent (in such capacity, the “Administrative Agent”) and (ii) that certain Certificate of Amendment (the “Series B Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Company, pursuant to which certain terms of the Company’s 4.0% Series B Preferred Stock (the “Series B Preferred Stock”) were amended. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

In connection with the execution and delivery of the Credit Agreement, Company and Kennedy Lewis Investment Management LLC (together with its affiliates and certain funds, accounts or clients managed, advised or sub-advised by Kennedy Lewis Investment Management LLC or its affiliates, “KLIM”) (each, a “Party,” and, together, the “Parties”) entered into that certain letter agreement (the “Original Agreement”) to define certain rights and obligations of the Parties, including, without limitation, certain rights that KLIM shall have with respect to the board of directors (or similar governing body) of Company (the “Board”) or its successors or assigns, to be exercised by the individuals designated by KLIM in accordance with the terms set forth herein. In connection with filing of the Series B Amendment, for which KLIM has provided its consent, the Parties desire to enter into this letter agreement (this “Agreement”) to amend and restate the Original Agreement. In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree that the Original Agreement is hereby amended and restated and superseded and replaced in its entirety by this Agreement, and the Parties to this Agreement further agree, intending to be legally bound, as follows:

1.
Board Designation Right.
(a)
For so long as KLIM holds at least (i) $200,000,000 of the original principal amount of the Loans outstanding in respect of the Credit Agreement or (ii) 50% of the shares of Series B

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Preferred Stock, including shares of Company Common Stock issued upon conversion of the Series B Preferred Stock, outstanding at any time, KLIM shall be entitled to, at each annual or special meeting of the Company’s shareholders during such period, designate one (1) director (such Person shall be Darren L. Richman or any other person designated by KLIM to serve on the Board) (any such person, the “Designated Director”) to be nominated to serve on the Board; provided, however, that the Board’s obligation to nominate the Designated Director for election at the annual or special meeting of the Company’s shareholders is subject to the Board’s reasonable approval and to such Designated Director’s (i) satisfaction of all applicable requirements regarding service as a director of the Company under applicable law or stock exchange rules regarding service as a director, (ii) satisfaction of such other criteria and qualifications for service as a director applicable to all directors of the Company and in effect from time to time and (iii) continued employment by KLIM. In the event that a Designated Director is designated, the Company shall (i) include such Designated Director in its slate of nominees for election to the Board at each annual or special meeting of the Company’s shareholders, (ii) recommend that the Company’s shareholders vote in favor of the election of the Designated Director and (iii) support the Designated Director in a manner generally no less rigorous and favorable than the manner in which the Company supports its other Board nominees. The Company shall take all reasonably necessary actions to ensure that, at all times when a Designated Director is eligible to be appointed, designated or nominated, there are sufficient vacancies on the Board to permit such appointment, designation or nomination. Notwithstanding the foregoing, the rights of KLIM to appoint or designate one (1) director shall terminate immediately at such time as KLIM ceases to hold at least (i) $200,000,000 of the original principal amount of the Loans outstanding in respect of the Credit Agreement or (ii) 50% of the shares of Series B Preferred Stock, including shares of Company Common Stock issued upon conversion of the Series B Preferred Stock, outstanding at any time.
(b)
If any Designated Director ceases to serve on the Board for any reason during his or her term, the vacancy created thereby shall be filled, and the Company shall cause the Board to fill such vacancy, with a new Designated Director eligible to serve on the Board in accordance with Section 1(a); provided, however, notwithstanding anything to the contrary in this Agreement, in the event that KLIM’s rights under Section 1(a) have been terminated pursuant to the terms of this Agreement, any Designated Director serving on the Board at such time shall immediately tender his or her resignation; provided further that (i) such requirement may be waived in advance by the Company’s Compensation, Nominating & Governance Committee and (ii) such resignation shall be subject to the approval of the Board.
(c)
For the avoidance of doubt, a Designated Director shall be entitled to the same retainer, equity compensation and other fees or compensation, including travel and expense reimbursement, paid to the non-executive directors of the Company for his or her service as a director, and the Company shall maintain, in full force and effect, directors’ and officers’ liability insurance in reasonable amounts to the same extent it now indemnifies and provides insurance for the non-executive directors on the Board. Any director minimum share ownership requirements shall be deemed satisfied in respect of the Designated Director by any shares (or notes convertible into shares) of common stock held by KLIM or one or more of its Affiliates. The Company acknowledges and agrees that it is the indemnitor of first resort (for the Designated Director in connection with matters arising from Designated Director’s service as a director of the Company). For the avoidance of doubt, the Designated Director shall be entitled to customary access and information rights in the same manner as received by the other directors on the Board.

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2.
Board Observation Rights.
(a)
For so long as KLIM holds at least (i) 50% of the original principal amount of the Loans and Commitments in respect of the Credit Agreement that were outstanding as of the Closing Date or (ii) 50% of the shares of Series B Preferred Stock, including shares of Company Common Stock issued upon conversion of the Series B Preferred Stock, outstanding at any time, and solely to the extent that a Designated Director is not serving on the Board at the applicable time, KLIM shall have the right to designate (i) one observer who is a natural person reasonably acceptable to the Company (the “Observer Representative”) and (ii) one alternate observer who is a natural person reasonably acceptable to the Company (the “Alternate Observer”, and together with the Observer Representative, collectively, the “Observer”) one of whom shall have the right to be present (whether in person or by telephone) in a non-voting observer capacity at all meetings of the Board and each current or future committee and subcommittee thereof to the extent that (I) the Board has delegated substantially all of its functions to such committee or subcommittee or (II) such committee or subcommittee has been delegated authority by the Board to consider a strategic transaction (but solely to the extent the meetings or materials of such committee or subcommittee relate to such strategic transaction) (as applicable, the “Relevant Body”). The Alternate Observer shall have the same rights as the Observer Representative in the event that the Observer Representative is unable to exercise his or her rights as set forth herein or as otherwise notified by KLIM to the Company in writing. At any time and from time to time while this Agreement is in effect, such Observer may be removed or replaced by KLIM in its sole discretion with a natural person reasonably acceptable to the Company, provided that, without the consent of the Company (not to be unreasonably withheld, delayed or conditioned), such replacement shall not occur more than once in any 12-month period except in the case of an Observer ceasing to be an employee or consultant of KLIM, and the term “Observer” in this Agreement shall also refer to any such replacement designee. Notwithstanding the foregoing, KLIM shall not be entitled to any observation rights under Section 2 hereof at any time when a Designated Director is serving on the Board pursuant to Section 1.
(b)
The Observer shall be entitled to (i) attend and, subject to the limitations set forth in Section 2(c), participate (in person, telephonically, or by such other means as is available to any members of the Relevant Body in connection with such meetings or in accordance with the terms herein) all meetings of the Relevant Body (whether regular or special, formal or informal) (a “Relevant Body Meeting”), (ii) receive written notice of, and agendas and attendance details for, all Relevant Body Meetings (including minutes of previous meetings) substantially simultaneously with all other members of the Relevant Body prior to such Relevant Body Meetings, and (iii) if the Relevant Body proposes to take any action by written consent in lieu of a meeting or otherwise act other than at a Relevant Body Meeting, receive a copy of such written consent when sent to some or all members of the Relevant Body for execution and (iv) receive all other documents (whether in draft or final form, and including all exhibits, schedules and appendices thereto), notices, presentations, minutes, reports, consents, resolutions, written materials and other information provided to any members of the Relevant Body. The Observer shall not be entitled to actively participate in any such meetings unless expressly invited to participate by the chairman of the Board and in any case shall be subject to the limitations set forth in Section 2(c).
(c)
With respect to the matters set forth in Section 2(b), the Observer may be excluded from any Relevant Body Meeting or portion of such Relevant Body Meeting, or denied access to

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information or documentation, if the Relevant Body determines in good faith that (A) providing the Observer with access to such meeting or information may reasonably be expected to (i) adversely affect attorney-client privilege from which such communication would otherwise benefit, (ii) give rise to an actual or potential conflict of interest between the Observer and/or KLIM, on the one hand, and Company or any of its Affiliates, on the other; (iii) result in a breach of fiduciary duty of any Board member or (iv) result in a breach of confidentiality obligations to third parties or applicable law or (B) such Board Meeting or portion thereof or such information or documentation includes or relates to materials of a sensitive or confidential nature (including for the avoidance of doubt, any matters of a proprietary nature, such as inventions, trade secrets and know-how and any details or discussions regarding any potential or actual refinancing or restructuring plans); provided, however, that any such exclusion or denial of access shall be limited to the portion of the information or documentation and/or meeting that is related to the basis for such exclusion or denial of access; provided, further, that in any event, KLIM shall receive notice of (A) the occurrence of such meeting in accordance with Section 2(b) and a summary thereof and (B) the exclusion of such information and documentation and the basis and summary thereof (but not the substance thereof).
(d)
The Observer shall not be deemed a director of Company. For the avoidance of doubt, the Observer shall not (i) have voting rights or the right to participate in any discussions (except as provided in Section 2(b) above) of or action by written consent of any Relevant Body, (ii) have the right to call special meetings of any Relevant Body, or (iii) be counted for purposes of determining the size of any Relevant Body or whether a quorum has been obtained. The Observer shall not, by virtue of his or her capacity as such, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its Subsidiaries or its or their equityholders or any other person or entity or any duties (fiduciary or otherwise) otherwise applicable to the members of the Relevant Body.
(e)
The Company shall pay the Observer’s reasonable out-of-pocket expenses in connection with each Observer’s in-person attendance at such Relevant Body Meetings, subject to the same expense limitations that are applicable to members of the Relevant Body under the Company’s travel policies.
3.
Indemnification.
(a)
A Designated Director shall be entitled to the same indemnification rights as other non-executive directors of the Company.
(b)
The Company shall indemnify and hold harmless the Observer from and against any and all losses, claims, causes of action, damages, liabilities and expenses, including attorney’s fees (collectively, “Losses”), to which the Observer may become subject, insofar as such Losses (or actions in respect thereof) arise out of, relate to, or are based upon the Observer’s (i) designation or attendance as a non-voting observer at any Relevant Body Meeting, (ii) receipt of materials, consents or information under this Agreement, or (iii) exercise of his or her rights under this Agreement; provided that the Company shall have no obligation to indemnify any Observer from any claims arising from (x) a breach of this Agreement or of the Credit Agreement by such Observer, KLIM or any of its Affiliates, or (y) any dispute between any Lenders under the Credit Agreement not arising as a result of a default by the Company or its Subsidiaries thereunder. The

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Company will pay or reimburse the Observer for such Losses as they are incurred, including, without limitation, for amounts incurred in connection with investigating or defending any such Loss or action in respect thereof.
(c)
Promptly after receipt by the Observer of notice of the commencement of any action, the Observer will, if a claim in respect thereof is to be made under this Section 3, notify the Company in writing of the commencement thereof, but the delay or omission to so notify the Company will not relieve the Company from any liability under this Section 3. In case any such action is brought against the Observer, and the Observer notifies the Company of the commencement thereof, the Company will be entitled, at its sole discretion, to assume the defense thereof, with separate counsel, at its sole cost and expense. Such assumption shall not relieve the Company of the obligation to pay or reimburse the Observer for reasonable and documented out-of-pocket legal and other expenses incurred by the Observer in defending himself or herself. Subject to the limitations set forth herein, the Company shall pay all reasonable and documented legal fees and expenses of the Observer (limited to the fees and expenses of one firm of counsel for KLIM, the Observer and their Affiliates collectively) in the defense of such claims or actions. In addition to, and notwithstanding the foregoing, the Observer shall be entitled to all rights to indemnification and exculpation, to the same extent and in the same manner, as are made available to any other member of the applicable Relevant Body as of the date hereof, together with any and all incremental rights added thereto following the date hereof.
4.
Confidentiality.
(a)
A Designated Director shall be bound by the same confidentiality restrictions as the other non-executive directors; provided that a Designated Director may provide information concerning or relating to the Company or any of its subsidiaries that is furnished to the Designated Director in his or her capacity as such, to KLIM and its representatives (provided that any such disclosure is pursuant to a confidentiality agreement between the Company and KLIM in form and substance reasonably acceptable to each of the Company and KLIM (which shall provide that KLIM shall be subject to the Company’s trading policy to the same extent as a director of the Company in the event KLIM receives confidential information from a Designated Director (and which shall not include any mandatory disclosure requirements for the Company)), but shall not provide any such information to the extent the chairman of the Board determines that providing such information to KLIM and its representatives would reasonably be expected to (i) adversely affect attorney-client privilege from which such information would otherwise benefit or (ii) result in a breach of confidentiality obligations to third parties or applicable law and has informed the Designated Director of such determination; provided, further, that the Designated Director shall recuse himself or herself, as applicable, from any Board meeting or portion thereof in the event such meeting relates to any potential or actual financing, refinancing or restructuring involving the Company or if the Designated Director’s participation otherwise would, in the judgment of the chairman of the Board, give rise to an actual or potential conflict of interest between the Designated Director and/or KLIM, on the one hand, and the Company or any of its Affiliates, on the other.
(b)
Company acknowledges and agrees that the Observer (but not a Designated Director) may, if and to the extent he or she desires to do so, disclose to KLIM information, including certain confidential or proprietary information, concerning Company and/or any of its Subsidiaries that he or she obtains in his or her capacity as the Observer hereunder. Each Observer

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and KLIM, on behalf of itself and each Observer, agrees that all information provided to or learned by the Observer in connection with the rights granted by Company under this Agreement shall be subject to the confidentiality provisions set forth in the Credit Agreement (provided that any such information shall not be disclosed to any Lender that is not KLIM or an Affiliate of KLIM).
5.
Insurance. During the Term of this Agreement, and thereafter for the duration of the applicable statute of limitations:
(a)
with respect to a Designated Director, the Company shall maintain, in full force and effect, directors’ and officers’ liability insurance in reasonable amounts to the same extent it now indemnifies and provides insurance for the non-executive directors on the Board; and
(b)
with respect to any Observer, the Company agrees to use commercially reasonable efforts to provide for coverage of the Observer under the policies of officers’ and directors liability insurance that the Company maintains from time to time; provided, however, that nothing herein shall require the Company to incur any increased premium or other costs or acquire any new insurance policies in order to extend such coverage to the Observer.
6.
Term. This Agreement shall be effective as of the date hereof and shall remain in full force and effect for so long as KLIM holds at least (i) 50% of the original principal amount of the Loans and Commitments in respect of the Credit Agreement that were outstanding as of the Closing Date or (ii) 50% of the shares of Series B Preferred Stock, including shares of Company Common Stock issued upon conversion of the Series B Preferred Stock, outstanding at any time (the “Term”). Notwithstanding anything to the contrary hereto, Sections 3, 4, 6, 8 and 12-17 shall survive any termination of this Agreement.
7.
No Assignment; Benefit of Parties; No Transfer. No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, any such assignment being void ab initio; provided, however, that KLIM (or its assignee) may assign this Agreement, in whole but not in part, without the prior written consent of Company to any Affiliate of KLIM, subject to such Affiliate acceding to and becoming party to this Agreement and agreeing to be subject to the confidentiality provisions set out in the Credit Agreement; provided that such proposed assignee is not a bona fide direct competitor or a financial sponsor that directly or indirectly owns a direct competitor identified in writing by Company to the Administrative Agent prior to the date hereof, as such list may be updated from time to time thereafter; provided, further, that Company may assign its rights hereunder to any successor entity or in connection with the sale of all or substantially all its assets. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns for the uses and purposes set forth and referred to herein. Each of the Parties acknowledges and agrees that the Designated Director and/or Observer is a third party beneficiary of this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if he or she were a party hereto. Except as explicitly set forth herein, nothing contained in this Agreement shall confer or is intended to confer on any third party or entity that is not a party hereto any rights under this Agreement.
8.
Remedies. Each of the Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach or violation of any provision

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of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach or violation of this Agreement would cause irreparable harm and that money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, each of the Parties shall be entitled to seek specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any breaches or violations of this Agreement.
9.
Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
(a)
Such Party is duly incorporated, organized, or formed (as applicable), validly existing, and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, organization, or formation; if required by applicable law, that such Party is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and that such Party has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors (or similar governing body), officers, equityholders, managers, members, partners, trustees, beneficiaries, or other applicable persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Party have been duly taken.
(b)
Such Party has duly executed and delivered this Agreement, and (assuming the due execution and delivery by each other Party hereto) this Agreement constitutes the valid and binding obligation of such Party enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency or similar laws and by the effect of general principles of equity, regardless of whether considered at law or in equity).
(c)
Such Party’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Party, (B) any material contract or agreement to which such Party is a party or is otherwise subject, or (C) any law, writ, injunction, or arbitral award to which such Party is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any governmental authority or other person (including the equityholders or any Relevant Body), unless such requirement has already been satisfied.
(d)
The Board has ratified and approved, and provided to KLIM evidence of such ratification and approval reasonably satisfactory to KLIM, of certain previous acquisitions of the outstanding voting stock of the Company by certain funds affiliated with KLIM, as described on the Schedule 13D filed by KLIM with the U.S. Securities and Exchange Commission on March 28, 2022, for the purposes of the New Jersey Shareholders Protection Act (NJBCA Section 14A:10A-1 et seq.).”
10.
Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof (including the ability of KLIM to exercise observer rights in respect of any current or future Relevant Body).

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11.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument, and may be delivered by means of facsimile or electronic transmission in portable document format.
12.
Governing Law; Jurisdiction. This Agreement, and any matter or dispute arising out of or related to this Agreement, shall be exclusively construed by, subject to and governed in accordance with the internal laws of the State of Delaware without giving effect to conflict of laws or other principles that may result in the application of laws other than the internal laws of the State of Delaware. Unless each of the Parties consents in writing, the state and federal courts of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any legal action or proceeding arising out of this Agreement. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any such action or proceeding in accordance with Section 17 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by applicable law. Each Party (i) certifies that no representative, agent or attorney of any Party has represented, expressly or otherwise, that such Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.
13.
Mutual Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THE PARTIES HERETO RELATING TO THIS AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
14.
Severability. In the event that any one or more of the provisions herein should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not affect the validity of such provision in any other jurisdiction).
15.
Entire Agreement. This Agreement (together with the Credit Agreement and the other Loan Documents) constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
16.
Amendment; Waiver. No amendment of any provision of this Agreement shall be effective unless set forth in a written instrument executed by both Parties. Except as otherwise provided herein, no waiver of any provision of this Agreement shall be effective unless set forth in a written instrument executed by the Party against whom the waiver is effective. The failure of any Party to enforce any provision hereof shall in no way be construed as a waiver of such provision or of any other provision and shall not affect the right of such Party thereafter to enforce each and every provision hereof in accordance with its terms. The rights and remedies in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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17.
Notices. All notices, reports and other communications required by this Agreement must be written and sent, and shall be deemed given, as provided in the Credit Agreement and, if applicable, this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first indicated above.

KENNEDY LEWIS INVESTMENT MANAGEMENT LLC

By:/s/ Doug Gerowski

Name: Doug Gerowski

Title: Authorized Signatory

[Signature Page to Board Rights Agreement]

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EASTMAN KODAK COMPANY

By:/s/ David E. Bullwinkle

Name: David E. Bullwinkle

Title: Chief Financial Officer and Senior Vice President

[Signature Page to Board Rights Agreement]

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